LAWYERS TITLE CORPORATION                            CONTACT: H. Randolph Farmer
6630 West Broad Street, Richmond, Virginia 23230              804-281-6855
Telephone: 804-281-6700; FAX: 804-282-5453
                                                              G. William Evans
                                                              804-281-6752

                                                     FOR IMMEDIATE RELEASE
                                                     August 21, 1997


     Lawyers Title Corporation To Purchase Commonwealth, Transnation Title;

   new parent company will represent largest family of title companies in U.S.

Lawyers Title Corporation (NYSE:LTI), holding company for Lawyers Title Insurance Corporation, headquartered in Richmond, Virginia, announces the signing of a definitive agreement to purchase Commonwealth Land Title Insurance Company and Transnation Title Insurance Company, headquartered in Philadelphia, from Reliance Group Holdings, Inc. (NYSE:REL). The parent company, to be named LandAmerica Financial Group, Inc., will have over 500 office locations across the country and will have a combined revenue base of over $1.3 billion (based on 1996 data). Based on 1996 title revenues, LandAmerica will represent the largest family of title insurance companies in the United States.

Terms of the definitive agreement, which is subject to shareholder and regulatory approval, call for a total purchase price of approximately $456.4 million, based on Lawyers Title's current stock price and the stated value of the preferred shares. Subject to various terms and conditions with regard to sale, conversion and voting, Lawyers Title will issue to Reliance approximately
4.474 million shares of common stock and $110 million of 7% preferred stock at stated value, which is initially convertible into 4.825 million shares of common stock and has an estimated market value of $133 million assuming Lawyers Title's current stock price. Additionally, Reliance will receive $207.5 million in cash and the proceeds from an offering of approximately 1.316 million shares of Lawyers Title common stock that is to take place proximate to the closing of the transaction. The transaction is expected to close in the fourth quarter.

Charles H. Foster, Jr., chairman and chief executive officer of Lawyers Title, stated, "We believe that in our business, economies of scale, expanded distribution channels, enhanced technological capabilities, and a broader array of real estate products and services materially add to our ability to provide superior service and value to our customers. The combination of Lawyers Title with Commonwealth and Transnation results in a stronger, more effective organization by all those measures. Accordingly, LandAmerica will be well-positioned to meet the emerging demands of today's marketplace and establish itself as the industry leader".

Mr. Foster continued, "From our shareholders' perspective, we expect that the transaction will create accretion to earnings per share and will add to our return on equity. Further, LandAmerica will have the strongest statutory capital position in the industry."

Herbert Wender, chairman and chief executive officer of Commonwealth and Transnation, said, "Lawyers Title, Commonwealth and Transnation have similar operating cultures and philosophies. These similarities should better enable us to generate the potential synergies of the combination."

Mr. Foster will be chairman and chief executive officer of LandAmerica Financial Group, Inc. Mr. Wender will become vice-chairman and chief operating officer and join the board of directors. Jan Alpert, currently president of Lawyers Title, will become president of LandAmerica. Jeffrey A. Tischler, currently executive vice president and chief financial and administrative officer of Commonwealth and Transnation, will become executive vice president and chief financial officer of LandAmerica. G. William Evans, currently senior vice president, treasurer and chief financial officer of Lawyers Title, will become executive vice president of information technology of LandAmerica. The headquarters of LandAmerica will be in Richmond.

Lawyers Title Corporation also reported that its Board of Directors has amended the Company's Rights Agreement, first adopted in 1991. The most significant changes to the Rights Agreement are to provide that the agreement with Reliance will not "trigger" the rights, to extend the expiration date of the Rights Agreement from October 1, 2001 to August 20, 2007, and to increase the exercise price of the rights from $60 to $85 to reflect current conditions.

A letter to shareholders regarding the amended Rights Agreement and a summary of certain terms of the amended Rights Agreement will be mailed to shareholders shortly.

Lawyers Title offers a full line of title insurance services to residential and commercial customers through its network of subsidiaries, branch offices, agents and approved attorneys in the U.S., Canada and the Caribbean. In addition to title insurance, the company offers access to a broad range of auxiliary services, including environmental insurance, document preparation, tax disbursement and reporting, credit reporting, flood certification services, property appraisals, single and multisite surveys, relocation services and tax-deferred property exchanges under Section 1031 of the Internal Revenue Code.